SUBSIDIARIES OF REGISTRANT



       1. Idaho Energy Resources Co., a Wyoming Corporation

       2. Idaho Utility Products Company, an Idaho Corporation

       3. IDACORP, INC., an Idaho Corporation

       4. Ida-West Energy Company, an Idaho Corporation

       5. Stellar Dynamics, an Idaho Corporation